Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
July 12, 2007	Investors: Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel Announces a Call for Redemption of its 4.75% Convertible Senior Debentures, Series K, due 2032

MONROE, La. . . . CenturyTel, Inc. (NYSE: CTL) announced today that it is calling for redemption on August 14, 2007 all $165 million aggregate principal amount of its issued and outstanding 4.75% Convertible Senior Debentures, Series K, due 2032 (CUSIP No. 156700AE6) at a redemption price of $1,023.80 per $1,000 principal amount of debentures, plus accrued and unpaid interest through August 13, 2007.

In accordance with the indenture, holders may elect to convert their debentures into shares of the Company’s common stock at any time prior to 5:00 p.m. (Eastern Time) on August 10, 2007, at a conversion price of $40.455 per share, which is equal to a conversion rate of approximately 24.7188 shares of the Company’s common stock per $1,000 principal amount of debentures.

The last sale price of the Company’s common stock as reported on the New York Stock Exchange today was $48.73 per share. Holders of the debentures are urged to obtain current market quotations for the common stock.

Whether the holder elects redemption or conversion, holders of record at the close of business on July 15, 2007 will receive, on August 1, 2007, $23.75 per $1,000 principal amount of debentures, the full amount of unpaid interest accrued on each $1,000 principal amount of debentures since the last interest payment on February 1, 2007.

Regions Bank, the trustee for the convertible debentures, will be mailing a notice of the specific terms of the redemption to all currently registered holders of the debentures. Copies of the notice and additional information related to the procedure for redemption may be obtained from Jamie Lorio with Regions Bank at (225) 924-9314.

CenturyTel (NYSE: CTL) is a leading provider of communications, high speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks.  Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states.  Visit us at http://www.centurytel.com.

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